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                                                             Exhibit 4(ii)(a)(7)



                             PREFERRED SHIP MORTGAGE


                     ON 100.000% OF THE VESSEL "DELTA QUEEN"
                             OFFICIAL NUMBER 225875


                                   EXECUTED BY
                         GREAT RIVER CRUISE LINE, L.L.C.


                                   IN FAVOR OF
                            THE CHASE MANHATTAN BANK,
                   AS AGENT AND TRUSTEE FOR THE BENEFIT OF THE
                    FINANCIAL INSTITUTIONS DESIGNATED IN THE
                                 TRUST INDENTURE
                          DATED AS OF FEBRUARY 25, 1999

                   EXECUTED ON THE 25TH DAY OF FEBRUARY, 1999


                    OBLIGATIONS SECURED, DIRECT OR CONTINGENT
             (EXCLUSIVE OF INTEREST, EXPENSES AND FEES) PURSUANT TO
           46 U.S.C.A. SECTION 31321(b)(3) AND 46 CFR SECTION 67.235,
                           MAXIMUM PRINCIPAL BALANCE:
                                   $70,000,000


VESSEL NAME:                  DELTA QUEEN
HOME PORT:                    NEW ORLEANS, LOUISIANA
GROSS TONNAGE:                3,360 TONS
NET TONNAGE:                  1,160 TONS
YEAR BUILD:                   1926


OWNER AND MORTGAGOR:                  MORTGAGEE:

GREAT RIVER CRUISE LINE, L.L.C.       THE CHASE MANHATTAN BANK,
ROBIN STREET WHARF                       AS AGENT AND TRUSTEE FOR THE BENEFIT OF
1380 PORT OF NEW ORLEANS PLACE           THE FINANCIAL INSTITUTIONS DESIGNATED
NEW ORLEANS, LOUISIANA 70130-1890        HEREIN (TIN: 13-499-4650)
                                      270 PARK AVENUE
                                      NEW YORK, NEW YORK 10017


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                                                                 EXECUTION COPY

PREFERRED SHIP MORTGAGE                                UNITED STATES OF AMERICA

BY:                                                           STATE OF ILLINOIS

GREAT RIVER CRUISE LINE, L.L.C.                                  COUNTY OF COOK

IN FAVOR OF:

THE CHASE MANHATTAN BANK, A NEW YORK BANKING
CORPORATION, AS AGENT AND TRUSTEE (IN SUCH
CAPACITY, "AGENT") FOR ITSELF AND THE
FINANCIAL INSTITUTIONS DESIGNATED IN THE
TRUST INDENTURE DATED AS OF FEBRUARY 25,
1999


BE IT KNOWN, that on the 25th day of February, 1999, in the presence of the undersigned competent witnesses;

PERSONALLY CAME AND APPEARED:

    GREAT RIVER CRUISE LINE, L.L.C. , a Delaware limited liability company (the "Owner") whose Louisiana mailing address is Robin Street Wharf, 1380 Port of New Orleans Place, New Orleans, Louisiana 70130, whose taxpayer identification number is 72-1353488, successor by merger to GREAT RIVER CRUISE LINE, INC., a Delaware corporation, as evidenced by Certificate of Merger filed with the Delaware Secretary of State on December 27, 1996, but effective as of December 31, 1996, represented herein by and through The Delta Queen Steamboat Co., a Delaware corporation, a managing member, itself appearing through Jordan Allen, its executive vice president and duly authorized representative pursuant to a resolution of its board of directors, a certified copy of which is attached hereto, and DQSB II, Inc., a Delaware corporation, a managing member, itself appearing through Jordan Allen, its executive vice president and duly authorized representative pursuant to a resolution of its board of directors, a certified copy of which is attached hereto; which managing members are authorized under the terms of Owner's operating agreement and a unanimous consent resolution of its members, a certified copy of which is attached hereto;

WHO DECLARED THAT:


                             PRELIMINARY STATEMENT:

    A. The Owner is the sole owner of the whole of the Vessel "DELTA QUEEN", of 3,360 gross tons, 1,160 net tons, official number 225875, documented in the name of the Owner under and


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    pursuant to the laws of the United States of America, having its home port at New Orleans, Louisiana (hereinafter called the "Vessel").

    B. Pursuant to the terms of that certain Credit Agreement, dated as of February 25, 1999 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and among THE DELTA QUEEN STEAMBOAT CO. ("Borrower"), the owner of a 99% direct interest and a 1% indirect beneficial interest in the Owner, THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES THEREOF and each other financial institution which from time to time becomes a party thereto in accordance with Section 11.02(a) (together with their respective successors and assigns, individually, a "Lender" and, collectively, the "Lenders") and the Agent (a copy of which is attached hereto as Exhibit A (without exhibits and schedules) and incorporated by reference herein, with the same force and effect as if fully set forth to herein), the Lenders have agreed to provide the Borrower (subject to the conditions set forth in the Credit Agreement) Revolving Loans with the maximum amount that may be outstanding (exclusive of interest, expenses and fees) at any one time being the aggregate amount of Seventy Million Dollars ($70,000,000), which the Borrower has agreed to repay pursuant to the terms stated therein. Capitalized terms used herein without definition and otherwise defined in the Credit Agreement shall have the same meanings used herein as therein.

    C. The Revolving Loans are evidenced by certain Notes of the Borrower dated the 25th day of February, 1999, due and payable in the amounts and upon the terms and conditions therein recited, to the order of the payee therein named, with interest as set forth in or by reference in said Notes, a form of which is attached hereto and incorporated by reference herein as Exhibit B, with the same force and effect as if fully set forth herein.

    D. The Owner has executed a Subsidiary Guaranty ("Guaranty") dated February 25, 1999 pursuant to which it has guaranteed payment and performance of the Obligations, a form of which Guaranty is attached hereto and incorporated herein by reference as Exhibit C, with the same force and effect as if fully set forth herein.

    E. The Owner, in order to secure the payment of the Obligations, and such additional sums as the Owner may be obligated to pay pursuant to the Guaranty and under the covenants, terms and conditions in this Preferred Ship Mortgage (this "Mortgage"), and in order to secure the performance and observance of and compliance with all agreements, covenants, terms and conditions in the Guaranty and this Mortgage, has duly authorized the execution and delivery of this Mortgage under and pursuant to Title 46 U.S.C.A. Section 31301 et seq in favor of The Chase Manhattan Bank, as Agent and Trustee for the benefit of the Lenders (the "Mortgage") pursuant to a Trust Indenture dated as of February 25, 1999 (the "Indenture").

        NOW, THEREFORE, IN CONSIDERATION OF THE FOREGOING, THIS
MORTGAGE WITNESSETH:

    That in consideration of the premises and of the sums loaned as above recited, and of other good and valuable consideration, the receipt whereof is hereby acknowledged, and in order to secure the payment of the Obligations, and such additional sums as the Owner may be obligated to pay under the agreements, covenants, terms and conditions in the Guaranty and this Mortgage, and in order to


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secure the performance and observance of and compliance with all the agreements, covenants, terms and conditions in the Credit Agreement, the Notes, the Guaranty and this Mortgage, the Owner has granted, conveyed, mortgaged, pledged, set over and confirmed and does by these presents grant, convey, mortgage, pledge, set over and confirm unto the Mortgagee, its successors and assigns, the whole of the Vessel, together with all engines, machinery, masts, boats, anchors, cables, chains, rigging, tackle, apparel, furniture, spare parts and gear and all other appurtenances thereunto appertaining or belonging, whether now owned or hereafter acquired, whether on board or not, and any and all additions, improvements and replacements hereafter made in or to the Vessel, or any part thereof, or in or to the equipment and appurtenances aforesaid (said Vessel and all items thereof above enumerated being included in the term "Vessel" as used in this Mortgage);

    TO HAVE AND TO HOLD all and singular the above mortgaged and described Vessel unto the Mortgagee, and its successors and assigns, forever; upon the terms herein set forth for the enforcement of the payment of the Obligations in accordance with the terms of the Credit Agreement and the Notes and to secure the performance and observance of, and compliance with, all agreements, covenants, terms and conditions in the Guaranty and this Mortgage;

    PROVIDED ONLY, and the condition of these presents is such, that if the Owner and the Borrower, or their respective successors or assigns, shall fully discharge the Obligations, including, without limitation, the indefeasible payment and satisfaction in full of all of the indebtedness evidence by the Notes and all interest, expenses and fees thereon, and all other such sums as may hereafter become secured by this Mortgage and shall perform, observe and comply with all agreements, covenants, terms and conditions in this Mortgage, expressed or implied, to be performed, observed or complied with by and on the part of the Owner and the Borrower, then these presents and the rights hereunder shall cease, determine and be void, and otherwise shall be and remain in full force and effect.

    IT IS HEREBY COVENANTED, DECLARED AND AGREED that the Vessel is to be held subject to the further covenants, conditions, provisions, terms and uses hereinafter set forth:


                                    ARTICLE I
                             COVENANTS OF THE OWNER

    The Owner represents to, and covenants and agrees with, the Mortgagee as follows:

    SECTION 1.1. The Owner will observe, perform and comply with all the covenants, terms and conditions herein and in the Guaranty, expressed or implied, on its part to be observed, performed or complied with in accordance with the terms thereof.

    SECTION 1.2. The Owner was duly organized and is now validly existing as a limited liability company under the laws of the State of Delaware with a principal place of business at Robin Street Wharf, 1380 Port of New Orleans Place, New Orleans, Louisiana 70130-1890. The Owner is now, and shall so remain during the life of this Mortgage, a citizen of the United States as defined in
Section 2 of the Shipping Act of 1916, as amended, for the purpose of operating a vessel in the



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coastwise trade in accordance with the provisions of said Section 2. The Owner is duly authorized to mortgage the Vessel; all action of the Owner necessary for the execution and delivery of the Guaranty and this Mortgage has been duly and effectively taken; and the Guaranty and this Mortgage in the hands of the holder thereof are the valid and enforceable obligations of the Owner in accordance with their terms.

    SECTION 1.3. The Owner lawfully owns and is lawfully possessed of the Vessel, free from any lien, encumbrance, security interest or charge of any kind (except liens arising out of trade debt incurred in the ordinary course of business none of which shall be (a) outstanding longer than sixty (60) days and
(b) greater than $250,000 in the aggregate, unless covered by a bond, or a letter of undertaking issued by an insurance underwriter or its authorized agent, or unless an adequate funded reserve is maintained, none of which shall be permitted to have priority over this Mortgage), and the Owner warrants, and will defend the title and possession thereto and to every part thereof for the benefit of the Mortgagee against the claims and demands of all Persons whosoever. The Vessel is tight, staunch and strong and well and sufficiently tackled, appareled, furnished and equipped and in all respects seaworthy.

    SECTION 1.4. The Owner will comply with and satisfy all the provisions of Title 46 U.S.C.A. Section 31301 et seq. in order to establish and maintain this Mortgage as a first preferred mortgage thereunder upon the Vessel.

     SECTION 1.5. The Owner will at all times operate the Vessel as a United States inland waterway vessel, engaged exclusively in the passenger cruise trade in the Mississippi, Missouri, Tennessee, Cumberland and Ohio Rivers, the Intercoastal Waterway, their tributaries and connecting waterways, and in compliance, in all material respects with the requirements of 46 U.S.C.A.
Section 3503 and all orders and regulations promulgated thereunder (collectively, the "Exemptive Order"); and pursuant to the provisions of such Exemptive Order, the Vessel is in compliance with all applicable governmental requirements for domestic transportation of passengers for hire. The Owner will neither cause nor permit the Vessel to be operated in any manner contrary to the applicable law or to carry any cargo that will expose the Vessel to penalty, forfeiture or capture and will not do or suffer or permit anything to be done which can or might adversely affect the documentation of the Vessel under the laws and regulations of the United States of America and will at all times keep the Vessel duly documented thereunder.

    SECTION 1.6. The Owner will pay and discharge or cause to be paid and discharged, when due and payable from time to time, all taxes, assessments, governmental charges, fines and penalties imposed on the Vessel or any income therefrom and all lawful claims which if unpaid might become a lien or charge upon the Vessel, except that it shall be entitled to contest any such taxes, assessments, governmental charges, fines and penalties in good faith, provided it obtains a bond, or an insurance underwriter's letter of undertaking or sets aside on its books adequate reserves with respect thereto.

    SECTION 1.7. Except as otherwise provided in Section 1.3 hereof, neither the Owner, the Master of the Vessel, any charterer nor any other Person has or shall have any right, power or authority to suffer to continue, create, incur or permit to be placed or imposed upon the Vessel, its


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freights, profits or hire, any liens, encumbrance, security interest or charge whatsoever other than liens for crew's wages and salvage and the lien of this Mortgage.

    SECTION 1.8. The Owner will carry or cause to be carried a properly certified copy of this Mortgage on board the Vessel with its documents and will cause such certified copy and the documents of the Vessel to be exhibited to any and all Persons having business with the Vessel which might give rise to a maritime lien thereon or to any sale, conveyance, mortgage or lease thereof, and to any representative of the Mortgagee; and will cause to be placed and kept prominently displayed in the chart room and in the Master's cabin of the Vessel a notice, framed under glass, printed in plain type of such size that the paragraph of reading matter shall cover a space not less than four inches wide and six inches long, reading as follows:

        NOTICE OF PREFERRED SHIP MORTGAGE

        This Vessel is owned by Great River Cruise Line, L.L.C. and is subject to a Preferred Ship Mortgage, dated February 25, 1999, in favor of The Chase Manhattan Bank, as Agent and Trustee pursuant to a Trust Indenture dated as of February 25, 1999 among the aforesaid Agent and Trustee, as Mortgagee, and the financial institutions designated therein, under authority of Title 46 U.S.C.A. Section 31301 et seq. Under the terms of said Mortgage neither the Owner, any charterer, the Master, nor any other Person has any right, power or authority to create, incur or permit to be placed or imposed upon this Vessel, its freights, profits or hire, any lien whatsoever, other than the lien of, and liens permitted by, said Mortgage.

    SECTION 1.9. If a notice of claim of lien be recorded against the Vessel, or a libel be filed against the Vessel and the Vessel be attached, levied upon or taken into custody as a result thereof, or if the Vessel be otherwise attached, levied upon or taken into custody by virtue of any proceedings in any court or tribunal, the Owner will promptly notify the Mortgagee thereof by telecopy or telex, confirmed by letter; and within thirty (30) days of such recording, filing, attachment, levy, or taking, will cause a certificate of discharge to be recorded in the case of any such recording of notice of claim or will cause the Vessel to be released in the case of any such attachment, levy or other taking into custody and will cause all liens thereon relating to such recording, libel, attachment, levy or other taking into custody to be discharged and will promptly notify the Mortgagee thereof.

    SECTION 1.10. The Owner will at all times and without cost and expense to the Mortgagee maintain and preserve or cause to be maintained and preserved the Vessel in good running order and repair, and will cause all equipment and parts thereof which become worn out, broken or damaged to be repaired or replaced and will keep the Vessel, or cause it to be kept, in such condition that is in the highest state of maintenance for vessels of like age and type. The Vessel shall, and the Owner covenants that it will, at all times comply with all applicable United States law, treaties and conventions, and rules and regulations issued thereunder, and shall have on board, when required thereby, valid certificates showing compliance therewith. The Owner will not make, or permit to be made, any substantial change in the structure, type or speed of the Vessel or change in its rig without first receiving the written approval thereof by the Mortgagee.


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    SECTION 1.11. The Owner will at all reasonable times and upon reasonable prior notice afford the Mortgagee or its authorized representatives full and complete access to the Vessel where located for the purpose of inspecting the same and its cargoes and papers and, at the request of the Mortgagee, will deliver for inspection copies of any and all contracts and documents relating to the Vessel, whether on board or not.

    SECTION 1.12. The Owner will not sell, mortgage, transfer or demise charter the Vessel without the prior written consent of the Mortgagee, and any such written consent to any one sale, mortgage, transfer or demise charter shall not be construed to be a waiver of this provision with respect to any subsequent proposed sale, mortgage, transfer or demise charter.

    SECTION 1.13. At all times while and so long as this Mortgage shall be outstanding:

        (a) The Owner will, at its own expense insure the Vessel and keep the same insured (in lawful money of the United States) for hull and machinery, general mortgagee's interest, and against protection and indemnity risks, generally insured against by prudent shipowners in such form, and with reputable and financially sound insurance companies, underwriters, funds, mutual insurance associations or clubs.

        (b) Until otherwise required by the Mortgagee, the protection and indemnity, hull and machinery and mortgagee's interest insurance required by this Section 13 may be on the American Institute forms current at the time such insurance takes effect with deductibles or franchises no higher than the following:

       Hull and Machinery: All claims,
       each accident or occurrence....................................$750,000

    Protection and indemnity insurance in respect to the Vessel shall be by unlimited entry in a British, Scandinavian or Bermuda mutual insurance association or placed with underwriters acceptable to the Mortgagee and shall include pollution liabilities (including coverage for third party claims, statutory and governmental cleanup liabilities, penalties and fines in the minimum amount of $500,000,000 for any one occurrence) with deductibles or franchises no higher than $200,000.

        For the purposes of insurance against total loss, the Vessel shall be insured for and valued at an amount at least equal to the full commercial value of the Vessel. For purposes of the broker's reports and opinions referred to above, the broker giving the same may rely on a statement as to the full commercial value of the Vessel and the gross tonnage of the Vessel as furnished annually by the Owner to such broker and the Mortgagee at the time insurance is negotiated with underwriters.


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        (c) All insurance other than protection and indemnity insurance shall be taken out in the names of the Owner and the Mortgagee as their respective interests may appear; the policies or certificates shall provide that there shall be no recourse against the Mortgagee for payment of premiums; and all insurance shall provide for at least ten (10) days' prior notice to be given to the Mortgagee by the underwriters in event of cancellation or any material change in coverage. Protection and indemnity insurance cover notes shall indicate the interest of the Mortgagee.

        (d) Subject to the terms of the Credit Agreement, all hull and machinery and mortgagee's interest insurance policies or certificates shall provide that losses thereunder shall be payable to the Mortgagee, and all insurance moneys received by the Mortgagee shall be distributed as provided below in this Section 1.13. However, the policies or certificates may provide that unless the underwriters shall have been otherwise instructed by notice in writing from the Mortgagee that an Event of Default shall have occurred and is continuing:

               (i) any loss under any insurance on the Vessel with respect to protection and indemnity or collision liability risks may be paid directly to the Person to whom any liability covered by such insurance has been incurred, or to the Owner to reimburse it for any loss, damage or expense incurred by it and covered by such insurance, provided that in the latter event the underwriter shall have first received evidence that the liability insured against has been discharged; and

               (ii) in the case of any loss (other than a loss covered by subparagraph (i) above in this paragraph (d) or by paragraph (e) of this
        Section 1.13) under any insurance with respect to the Vessel involving any damage to the Vessel or liability of the Vessel, the underwriters may pay directly for the repair, salvage, liability or other charges involved, or, if the Owner shall have first fully repaired the damage and paid the cost thereof or discharged the liability or paid other charges and the underwriters shall have first received evidence thereof, may pay the Owner as reimbursement therefor; provided, however, that (a) if such damage involves a loss in excess of Five Million Dollars ($5,000,000), the underwriters shall not make such payment without first obtaining the written consent of the Mortgagee (which consent shall not be unreasonably withheld, conditioned or delayed), and (b) no payment shall be made to the Owner if there shall have occurred an Event of Default. Any loss which is paid to the Mortgagee but which should have been paid, in accordance with the provisions of this paragraph, directly to the Owner, shall be paid by the Mortgagee to or as directed by the Owner, but only if there shall not have occurred any Event of Default.

        (e) Subject to the terms of the Credit Agreement, in the event of an actual or constructive total loss or an agreed or a compromised constructive total loss of or requisition of title to or seizure or forfeiture of the Vessel, all amounts payable therefor shall be paid to the Mortgagee and shall be applied: first, to the payment of the expenses of the Mortgagee in collecting such payments; second, to the payment of the then accrued but unpaid interest on the Notes; third, to the payment of the unpaid principal indebtedness evidenced by the Notes; fourth, to the payment of such additional sums as the Owner may be obligated to pay the Mortgagee or the Lenders under the terms of this Mortgage, the Guaranty, the Notes and the Credit Agreement; and any


                                     Page 7
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    funds remaining after such payments shall be paid to the Owner, its successors in interest or its assigns or to whomsoever may be entitled thereto.

        (f) The Owner shall deliver to the Mortgagee the originals of all cover notes, binders and certificates of entry in protection and indemnity associations, and all endorsements and riders amendatory thereof in respect of insurance maintained under this Mortgage.

        (g) The Owner agrees that it will not do any act, or voluntarily suffer or permit any act to be done, whereby any insurance required hereunder shall or may be suspended, impaired or defeated and will not suffer or permit the Vessel to engage in any voyage or to carry any cargo not permitted under the policies of insurance in effect, without first covering the Vessel with insurance, satisfactory in all respects, including the amount thereof, to the Mortgagee in the exercise of its reasonable discretion, for such voyage or the carriage of such cargo.

        (h) In the event that any claim or lien is asserted against the Vessel for loss, damage or expense which is covered by insurance hereunder, and it is necessary for the Owner to obtain a bond or supply other security to prevent the arrest of the Vessel or to release the Vessel from arrest on account of such claim or lien, the Mortgagee may, in its sole discretion, and upon notice to the Owner, assign to any Person, firm or corporation executing a surety or guarantee bond or other agreement to save or release the Vessel from such arrest, all right, title and interest of the Mortgagee in and to said insurance covering said loss, damage or expense, as collateral security to indemnify such Person, firm or corporation against liability under said bond or other agreement.

    SECTION 1.14. The Owner will, within five (5) days following written demand therefor, pay or reimburse the Mortgagee, with interest at the Default Rate, for: (i) any and all expenses or expenditures which the Mortgagee may from time to time incur or make in connection with insurance premiums, discharge or purchase of liens, taxes, dues, assessments, governmental charges, fines and penalties, repairs, attorneys' fees and any other expenses or expenditures which the Owner is obligated herein to incur or make, but fails to incur or make; and
(ii) all costs, fees and expenses suffered, incurred or made by the Mortgagee in exercising, protecting or pursuing its rights or remedies under this Mortgage (including, but not limited to, expenses of any sales or taking of the Vessel, attorneys' fees and court costs). Such obligation of the Owner to reimburse the Mortgagee shall be an additional indebtedness due from the Owner, secured by this Mortgage, and shall be payable by the Owner on demand. The Mortgagee, though privileged so to do, shall be under no obligation to the Owner or to any other Person to incur or make any such expenses or expenditures, nor shall the incurring or making thereof relieve the Owner of any default in that respect.


                                   ARTICLE II
                         EVENTS OF DEFAULT AND REMEDIES

    SECTION 2.1. If any Event of Default shall have occurred and be continuing, then and in each and every such case the Mortgagee shall have the right to:

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        (a) Exercise all of the rights and remedies in foreclosure and otherwise given to mortgagees by the provisions of Title 46 U.S.C.A. Section 31301 et seq. and all acts amendatory thereof and supplemental thereto, or the applicable law of any other jurisdiction;

        (b) Bring suit at law, in equity or in admiralty to recover judgment for any and all outstanding Obligations or any sum secured by this Mortgage, or otherwise, and collect the same out of any and all property of the Owner whether covered by this Mortgage or otherwise;

        (c) Take and enter into possession of the Vessel, at any time, wherever the same may be, without legal process and without being responsible for loss or damage; and the Owner or other Person in possession forthwith upon demand of the Mortgagee shall surrender to the Mortgagee possession of the Vessel, and the Mortgagee may, without being responsible for loss or damage, hold, lay up, lease, charter, operate or otherwise use the Vessel, for such time and upon such terms as it may deem to be for its best advantage, and demand, collect and retain, compromise and sue for all hire, freights, earnings, issues, revenues, income, profits, return premiums, salvage awards or recoveries, recoveries in general average, and all other sums due or to become due in respect of the Vessel, including any amounts payable in respect of any insurance in connection with the Vessel, from any Person whomsoever, accounting only for the net profits, if any, arising from such use of the Vessel and charging upon all receipts from the use of the Vessel or from the sale thereof by court proceedings or pursuant to subparagraph
    (4) next following, all costs, expenses, charges, damages or losses by reason of such use; and if at any time the Mortgagee shall avail itself of the right herein given to take the Vessel, the Mortgagee shall have the right to dock the Vessel for a reasonable time at any dock, pier or other premises of the Owner without charge, or to dock it at any other place at the cost and expense of the Owner;

        (d) Take and enter into possession of the Vessel, at any time, wherever the same may be, without legal process, and if it seems desirable to the Mortgagee and without being responsible for loss or damage, sell the Vessel at public or private sale, at any place and at such time as the Mortgagee may deem advisable, free from any claim by the Owner in admiralty, in equity, at law or by statute. In the case of a public sale, the Mortgagee shall give notice of the time and place of the sale with a general description of the property in the following manner:

               (i) By publishing such notice for ten (10) consecutive days in a daily newspaper of general circulation such as The Times Picayune, published in New Orleans, Louisiana;

               (ii) If the place of sale should not be in New Orleans, Louisiana, then also by publication of a similar notice in a daily newspaper, if any, published at the place of sale; and

               (iii) By mailing a similar notice to the Owner at least fourteen
        (14) days prior to the date fixed for such sale.

        In the case of a private sale no newspaper publication of notice shall be required, but the Mortgagee shall mail written notice of sale to the Owner at least fourteen (14) days prior to the date fixed for entering into the contract of sale. The Mortgagee may, without notice or publication, adjourn any public or private sale or cause such sale to be adjourned from time to time by announcement at the time and place fixed for sale or for entering into a contract of sale, and such sale or contract of sale may, without further notice, be made at the time and place to which the sale or contract of sale was so adjourned. The Mortgagee shall not be obligated to make any sale of the Vessel if it shall determine not to do so, regardless of the fact that notice of sale may have been given. Any sale may be conducted without bringing the Vessel to the place designated for such sale and in such manner as the Mortgagee may deem to be for the best advantage of the Mortgagee.

        (e) Instruct the Owner to terminate any existing management agreement affecting the Vessel, and the Owner shall, upon the giving of such instructions by the Mortgagee, immediately terminate any such management agreement and shall appoint other managers satisfactory to the Mortgagee and upon terms and conditions satisfactory to the Mortgagee.

        (f) Instruct the Owner to make application, if relevant, to the United States Maritime Administration ("MARAD") for permission of MARAD to sell the Vessel for purposes of foreign scrapping of the Vessel, and the Owner shall, upon the giving of such instructions by the Mortgagee, immediately apply for permission of MARAD for such foreign scrapping.

    SECTION 2.2. Any sale of the Vessel made in pursuant of this Mortgage, whether by exercise of the power of sale granted herein or by virtue of any judicial proceedings, shall operate to divest all right, title and interest of any nature whatsoever of the Owner therein and thereto, and shall bar the Owner, its successors and assigns, and all Persons claiming by, through or under them. No purchaser shall be bound to inquire whether notice has been given, or whether any default has occurred, or as to the propriety of the sale, or as to the application of the proceeds thereof. In the case of any such sale, any purchaser who is the holder of any of the Notes shall be entitled, for the purpose of making settlement or payment for the property purchased, to apply the balance due under such Note or a part thereof as part or all of the purchase price to the extent of the amount remaining due and unpaid thereon. At any such sale, the holder of a Note may bid for and purchase such property and upon compliance with the terms of sale may hold, retain and dispose of such property without further accountability therefor.

    SECTION 2.3. The Mortgagee is hereby appointed attorney-in-fact of the Owner, with full power of substitution, upon the occurrence of any Event of Default, to make application, if relevant, to MARAD for permission of MARAD to sell the Vessel for purposes of foreign scrapping of the Vessel.

    SECTION 2.4. The Mortgagee is hereby appointed attorney-in-fact of the Owner, with full power of substitution, upon the occurrence of any Event of Default, to execute and deliver to any purchaser upon any sale of the Vessel made in pursuance of this Mortgage, whether by exercise of the power of sale granted herein or by virtue of any judicial proceedings, and is hereby vested with full power and authority to make, in the name and on behalf of the Owner, a good conveyance of the title to the Vessel when so sold. In the event of any sale of the Vessel by exercise of any power herein contained, the Owner will, if and when required by the Mortgagee, execute such form of conveyance of the Vessel as the Mortgagee may direct or approve.

    SECTION 2.5. The Mortgagee is hereby irrevocably appointed attorney-in-fact of the Owner, with full power of substitution, upon the occurrence of any Event of Default, in the name of the Owner to demand, collect, receive, compromise and sue for, so far as may be permitted by law, all freights, hire, earnings, issues, revenues, income and profits of the Vessel, including all amounts due from underwriters under any insurance thereon as payment of losses or as return premiums or otherwise, salvage awards and recoveries, recoveries in general average or otherwise, and all other sums due or to become due at the time of the occurrence of any Event of Default in respect of the Vessel, or in respect of any insurance thereon, from any Person whomsoever, and to make, give and execute in the name of the Owner acquittance, receipts, releases or other discharges for the same, whether under seal or otherwise, to take possession of, sell or otherwise dispose of or manage or employ the Vessel, to execute and deliver charters, and a bill of sale with respect to the Vessel and to endorse and accept in the name of the Owner all checks, notes, drafts, warrants, agreements and other instruments in writing with respect to the foregoing.

    SECTION 2.6. Whenever any right to enter and take possession of the Vessel accrues to the Mortgagee, it may require the Owner to deliver and the Owner shall on demand, at its own cost and expense, deliver the Vessel to the Mortgagee. If any legal proceedings shall be taken to enforce any right under this Mortgage, the Mortgagee shall be entitled as a matter of right to the appointment of a receiver of the Vessel and the freights, hire, earnings, issues, revenues and profits due or to become due and arising from the operation thereof.

    SECTION 2.7. The Owner authorizes and empowers the Mortgagee or its appointees or any of them to appear in the name of the Owner, its successors and assigns, in any court of any country or nation of the world where a suit is pending against the Vessel because of or on account of any alleged lien against the Vessel from which the Vessel has not been released and to take such proceedings as to them may seem proper toward the defense of such suit, and the purchase or discharge of such lien, and all expenditures made or incurred by them for the purpose of such defense or purchase or discharge shall be a debt due from the Owner, its successors and assigns, to the Mortgagee and shall be secured by the lien of this Mortgage.

    SECTION 2.8. Each and every power and remedy herein given to the Mortgagee shall be cumulative and shall be in addition to every other power and remedy herein given or now or hereafter existing at law, in equity, in admiralty or by statute, and each and every power and remedy, whether herein given or otherwise existing, may be exercised from time to time and as often and in such order as may be deemed expedient by the Mortgagee, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other consistent or inconsistent power or remedy. No delay or omission by the Mortgagee in the exercise of any right or power or in the prosecution of any remedy accruing upon any Event of Default shall impair any such right, power or remedy or be construed to be a waiver of any such Event of Default or to be an acquiescence therein; nor shall the acceptance by the Mortgagee of any security or of any payment maturing after any Event of Default or of any payment on account of any past default be construed to be a waiver of any right arising out of any future Event of Default or of any past Event of Default not completely cured thereby.

    SECTION 2.9. If at any time after the occurrence of an Event of Default and prior to the actual sale of the Vessel by the Mortgagee or prior to commencement of any foreclosure proceedings, the Owner offers to cure completely all events of default and to pay all expenses and advances to the Mortgagee consequent on such Event of Default, with interest at the Default Rate, then the Mortgagee may, if it in its sole discretion so elects, accept such offer and payment and restore the Owner to its former position, but such action shall not affect any subsequent Event of Default or impair any rights consequent thereon.

    SECTION 2.10. In case the Mortgagee shall have proceeded to enforce any right, power or remedy under this Mortgage by foreclosure, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Mortgagee, then, and in every such case, the Owner and the Mortgagee shall be restored to their former positions and rights hereunder with respect to the property subject or intended to be subject to this Mortgage, and all rights, remedies and powers of the Mortgagee shall continue as if no such proceedings had been taken.

    SECTION 2.11. In the event of any taking of the Vessel by the Mortgagee or any sale of the Vessel under any of the powers herein specified, the proceeds of any such sale and the net earnings of any charter operation or other use of the Vessel by the Mortgagee under any such power, together with any and all moneys received by the Mortgagee pursuant to or under the terms of this Mortgage or in any proceedings hereunder or with respect hereto, the application of which has not elsewhere herein been specifically provided for, shall be applied as follows:

    FIRST: To the payment of all expenses and charges, including the expenses of any sale, the expenses of any taking, attorneys' and paralegals' fees, court costs, and any other expenses or advances made or incurred by the Mortgagee or any of the Lenders in the protection of their rights or the pursuance of their remedies hereunder or under the Credit Agreement;

    SECOND: To the payment of the unpaid interest on the Notes;

    THIRD: To the payment of principal of the Notes then due, by acceleration or otherwise;

    FOURTH: To the payment of any additional unpaid Obligations under the Credit Agreement;

    FIFTH: To the payment of such additional sums as the Owner may be obligated to pay the Mortgagee or the Lenders under the terms of this Mortgage; and

    SIXTH: To the payment of any surplus thereafter remaining to the Owner or to whomsoever may be entitled thereto.

    SECTION 2.12. In the event that this Mortgage, the Guaranty, the Credit Agreement or the Notes, or any provision hereof or thereof, shall be deemed invalid in whole or in part by reason of any present or future law or any decision of any court having jurisdiction, or if the documents at any time held by the Mortgagee shall be deemed by the Mortgagee for any reason insufficient to carry out the provisions, true intent or spirit of this Mortgage, the Guaranty, the Credit Agreement or the

Notes, then, from time to time, then Owner will execute, on its own behalf, such other and future assurances and documents as in the opinion of the Mortgagee may be required more effectually to subject the Vessel to the payment of the principal sum of the Obligations, as in the Credit Agreement and as herein provided, and to the performance of the terms and provisions of the Notes, the Credit Agreement, the Guaranty and this Mortgage.

    SECTION 2.13. Any provision of this Mortgage which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or nonauthorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

    SECTION 2.14. In the event that the title or ownership of the Vessel shall be requisitioned, purchased or taken by any government of any country or any department, agency or representative thereof, pursuant to any present or future law, proclamation, decree, order or otherwise, the lien of this Mortgage shall be deemed to attach to the claim for compensation therefor, and the compensation, purchase price, reimbursement or award for such requisition, purchase or other taking of such title or ownership is hereby agreed to be payable to the Mortgagee, who shall be entitled to receive the same and shall apply it as provided in Section 2.11 of this Article II. In the event of any such requisition, purchase or taking, and the failure of the Mortgagee to receive proceeds as herein provided, the Owner shall promptly execute and deliver to the Mortgagee such documents, if any, and shall promptly do and perform such acts, if any, as in the opinion of the Mortgagee may be necessary or useful to facilitate or expedite the collection by the Mortgagee of such part of the compensation, purchase price, reimbursement or award as is payable to it hereunder.


                                   ARTICLE III
                                   DEFEASANCE

    SECTION 3.1. If the Owner shall pay and discharge the entire indebtedness secured hereby by well and truly paying or causing to be paid the principal of and interest due under the Notes and all of the Obligations under the Credit Agreement as and when the same becomes due and payable and if the Owner shall also pay or cause to be paid all other sums payable hereunder by the Owner, all such payments being indefeasible, then this Mortgage and the lien, rights and interest hereby granted shall cease, determine and become null and void, and the Mortgagee shall, at the request of the Owner, execute and deliver such instrument or instruments of satisfaction as may be necessary to satisfy and discharge the lien hereof; and forthwith the estate, right, title and interest of the Mortgagee in and to all property subject to this Mortgage shall thereupon cease, determine and become null and void.

                                   ARTICLE IV
                            MISCELLANEOUS PROVISIONS

    SECTION 4.1. For purpose of recording of this Mortgage, as required by Title 46 U.S.C.A. Section 31301 et seq., the total amount of the Mortgage is the principal sum of Seventy Million Dollars ($70,000,000) plus interest, expenses and fees, plus any additional amounts for which the Owner may become liable in connection with the performance of the covenants of this Mortgage, the Guaranty and the Credit Agreement. The discharge amount is the same as the total amount.

    SECTION 4.2. All of the covenants, promises, stipulations and agreements of the Owner in this Mortgage contained shall bind the Owner and its successors and assigns and shall inure to the benefit of the Mortgagee and its successors and assigns.

    SECTION 4.3. Wherever and whenever herein any right, power or authority is granted or given to the Mortgagee, such right, power or authority may be exercised in all cases by the Mortgagee or such agent or agents as it may appoint, and the act or acts of such agent or agents when taken shall constitute the act or acts of the Mortgagee hereunder.

    SECTION 4.4. Any notice, request, demand, direction, consent or waiver or other documents in respect of this Mortgage shall be sufficient for every purpose if in writing and sent either by telecopy or letter (delivered by hand or sent by registered or certified mail, return receipt requested, postage prepaid or by reputable overnight courier) or telecopy confirmed by letter (sent as aforesaid), addressed as follows:

        (a)    To the Owner:

               c/o The Delta Queen Steamboat Co.
               Two North Riverside Plaza, 2nd Floor
               Chicago, IL  60606
               Attention: Jordan Allen
               Telephone:     (312) 466-6202
               Telecopy:      (312) 466-6151

        with a copy to:

               Rosenberg & Liebentritt, P.C.
               Two North Riverside Plaza, Suite 1600
               Chicago, IL  60606
               Attention: Jim Phipps
               Telephone:     (312) 466-3623
               Telecopy:      (312) 575-7000

               and

               Adams and Reese, L.L.P.
               4500 One Shell Square
               New Orleans, Louisiana 70139
               Attention: Louis A. Wilson, Jr.
               Telephone:     (504) 581-3234
               Telecopy:      (504) 566-0210

        (b) To the Mortgagee:

               The Chase Manhattan Bank
               c/o Chase Securities Inc.
               10 South LaSalle Street
               Chicago, Illinois  60603
               Attention: Jon Hinard
               Telephone:     (312) 807-4550
               Telecopy:      (312) 807-4046

        with a copy to:

               Sidley & Austin
               One First National Plaza,
               Chicago, Illinois 60603
               Attention: Douglas H. Williams
               Telephone:     (312) 853-7667
               Telecopy:      (312) 853-7036

with notice, request or communication hereunder deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or telex or upon delivery or refusal to accept delivery if deposited in the United States mail (registered or certified, with postage prepaid and properly addressed). Any party may change the Person or address to whom or which the notices are to be given hereunder, by notice duly given hereunder.

    SECTION 4.5. Notwithstanding anything contained in this Mortgage to the contrary, nothing herein shall waive the preferred status of this Mortgage and if any provision herein shall be construed to waive such status, then such provision shall to the extent so construed be void and of no effect.

    IN WITNESS WHEREOF, the Owner has executed this Mortgage on the day, month and year hereinbefore first written.

WITNESSES:                              GREAT RIVER CRUISE LINE, L.L.C.
                                        By:     The Delta Queen Steamboat Co.,
                                                a Managing Member

                                         /s/ JORDAN B. ALLEN
----------------------------------      ---------------------------------------
                                        Name:   Jordan B. Allen
                                        Title:  Executive Vice President

                                        By:     DQSB II, Inc., a Managing Member



                                         /s/ JORDAN B. ALLEN
----------------------------------      ---------------------------------------
                                        Name:   Jordan B. Allen

Title:  Executive Vice President

                                 ACKNOWLEDGMENT


STATE OF ILLINOIS

COUNTY OF COOK



        On this 25th day of February, 1999, before me, the undersigned Notary Public, personally came and appeared JORDAN B. ALLEN, the duly authorized Executive Vice President and representative of THE DELTA QUEEN STEAMBOAT CO. and DQSB II, INC., which said corporations are the sole managing members of GREAT RIVER CRUISE LINE, L.L.C. ("GREAT RIVER"), who declared under oath that he is the duly authorized representative of GREAT RIVER and its aforesaid managing members, and that he signed the foregoing Preferred Ship Mortgage with full authorization under the articles of organization of GREAT RIVER and the board of directors of each of the managing members; and that the foregoing Preferred Ship Mortgage is the free and voluntary act and deed of GREAT RIVER and its managing members, as well as said appearer in his capacity as the representative of GREAT RIVER, for the uses, purposes and covenants therein expressed.


                     ---------------------------------------
                                  Notary Public

My Commission expires:
                       --------------.
[SEAL]

                                   EXHIBIT "A"

                            FORM OF CREDIT AGREEMENT
                         (WITHOUT EXHIBITS OR SCHEDULES)

                                   EXHIBIT "B"

                          FORM OF REVOLVING LOAN NOTES


                                    Page 18